Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G, dated August 14, 2025, with respect to the common stock, no par value per share, of Northpointe Bankshares, Inc., a Michigan corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 14, 2025

CASTLE CREEK CAPITAL PARTNERS VII, LP By: Castle Creek Capital VII LLC, its general partner

By:	/s/ John Eggemeyer
Name:	John Eggemeyer
Title:	Managing Principal

CASTLE CREEK CAPITAL VII LLC

By:	/s/ John Eggemeyer
Name:	John Eggemeyer
Title:	Managing Principal